Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” and “Additional Information” in the Prospectus and “Disclosure of Portfolio Holdings”, “Other Service Providers”, and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference and use of our report dated December 28, 2006 on the financial statements and financial highlights of American Beacon Mid-Cap Value Fund as of and for the year ended October 31, 2006 in the Registration Statement (Form N-1A) of the American Beacon Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 67 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).
/s/ ERNST & YOUNG LLP
Dallas, Texas
June 29, 2007